                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
   the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-20849
                                               ---------

                        Rutherford-Moran Oil Corporation
                        --------------------------------
             (Exact name of registrant as specified in its charter)

            575 Market Street, San Francisco, CA 94105 (415) 894-7700
            ---------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  Common Stock
                       10.75% Subordinated Notes due 2004
                       ----------------------------------
            (Title of each class of securities covered by this Form)

                             ----------------------
                  (Title of all other classes of securities for
                          which a duty to file reports
                      under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)         [x]        Rule 12h-3(b)(1)(ii)             [ ]
   Rule 12g-4(a)(1)(ii)        [ ]        Rule 12h-3(b)(2)(i)              [ ]
   Rule 12g-4(a)(2)(i)         [ ]        Rule 12h-3(b)(2)(ii)             [ ]
   Rule 12g-4(a)(2)(ii)        [ ]        Rule 15d-6                       [ ]
   Rule 12h-3(b)(1)(i)         [x]

                Approximate number of holders of record as of the
                         certification or notice date:
                             Common Stock: 1 holder
                  10.75% Subordinated Notes due 2004: 1 holder
                  --------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rutherford- Moran Oil Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE:  March 17, 1999
                                               /s/ HILMAN P. WALKER
                                      ------------------------------------------
                                                   Hilman P. Walker
                                             Vice President and Secretary